IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

ALLIANCE DATA SYSTEMS CORPORATION,	)
)
Plaintiff,	)
)
v.	)	Civil Action No. 3507-
)
ALADDIN SOLUTIONS, INC. f/k/a	)
ALADDIN HOLDCO, INC. and	)
ALADDIN MERGER SUB, INC.,	)
)
Defendants.	)

VERIFIED COMPLAINT

Plaintiff Alliance Data Systems Corporation (“ADS” or the “Company”), by and through its attorneys, for its complaint against the Defendants alleges as follows:

NATURE OF THE ACTION

1. ADS brings this action to enforce the terms of its May 17, 2007 Agreement and Plan of Merger (the “Agreement”), in which defendants Aladdin Solutions, Inc. f/k/a Aladdin Holdco, Inc. (“Parent”) and Aladdin Merger Sub, Inc. (“Merger Sub”) committed to purchase ADS for $81.75 in cash per share, in a merger transaction valued at approximately $7.9 billion (the “Transaction”). Parent and Merger Sub are shell entities formed by Blackstone Capital Partners V L.P. (“Blackstone Capital”), an affiliate of The Blackstone Group, L.P. (“The Blackstone Group”), solely for the purpose of consummating the Transaction. The Agreement was signed on behalf of Parent and Merger Sub by Paul C. “Chip” Schorr IV, a Senior Managing Director of The Blackstone Group. Parent and Merger Sub shall be referred to herein as “Blackstone.”

2. On August 8, 2007, ADS stockholders overwhelmingly approved the Transaction. Of those shares voting, over 99% voted in favor of adopting the Agreement.

3. After the parties signed the Agreement, however, a liquidity crunch developed in the credit markets and the stock market declined, making the Transaction less attractive to Blackstone and more expensive to finance. Inconvenient timing, however, is not a permissible basis on which Blackstone can walk away from its deal. Nonetheless, at the close of business on January 25, 2008, a representative of Blackstone (the same person who signed the Agreement on behalf of Parent and Merger Sub) notified ADS that Blackstone did not believe a certain condition to closing would be satisfied, but that Blackstone would be willing to negotiate a different, unidentified transaction with ADS (the “Notice”). As set forth below, the Notice is plainly a mere pretext in order for Blackstone to renege on the deal approved by ADS’s stockholders.

4. The stated condition relates to a bank, World Financial Network National Bank (the “Bank”), owned by ADS that is to be acquired by Blackstone as part of its purchase of ADS pursuant to the Transaction. Change in control of the Bank requires approval (or non-disapproval) by the Office of the Comptroller of the Currency (the “OCC”). Here, for convenience’s sake, the OCC action required to effect a change in control will be referred to as “OCC approval.”

5. As detailed below, soon after executing the Agreement, the parties filed various forms, registrations, and notices required to be filed to consummate the transactions contemplated by the Agreement, including filing a Notice of Change in Bank Control with the OCC. Over the next several months, the parties and the OCC held constructive, preliminary discussions regarding the entities involved, the nature of the Transaction, and the continuing operation of the Bank. These initial discussions centered on how the Bank would operate once acquired by Blackstone.

6. In November 2007, the OCC formally sought to determine what financial support Blackstone and its affiliates would provide to the Bank after the acquisition. The OCC sought to determine the willingness of The Blackstone Group and certain affiliated entities that control Parent and Merger Sub (such entities, together with The Blackstone Group, collectively referred to herein as the “Blackstone Entities”) to provide “source of strength” support for the Bank, as well as the amount of such support. Blackstone responded by claiming that the Blackstone Entities should not be required to provide any support.

7. In subsequent communications, the OCC inquired as to what level of financial support the Blackstone Entities “could” provide, to which Blackstone reiterated its position that the Blackstone Entities should not be required to provide any support. The OCC then proposed an alternative structure with additional measures at the level of the Bank, ADS, and Parent to ensure the financial strength of the Bank after the acquisition. In December 2007, the OCC provided Blackstone with the terms of this alternative structure, which included a $400 million backstop by the Blackstone Entities to support ADS’s source of strength obligations.

8. In subsequent communications with the OCC, Blackstone again reiterated its position that the Blackstone Entities should not be required to provide any support. At a January 10, 2008 meeting, the OCC again asked what the Blackstone Entities would be willing to provide. Blackstone verbally responded that the Blackstone Entities may be amenable to providing support in the range of $50 to $100 million, to which the OCC reiterated its proposal of a $400 million level of support. Blackstone did not respond to the OCC’s proposal.

9. Accordingly, the OCC wrote to Blackstone on January 23, 2008, and stated that, as part of a change of control of the Bank, the Blackstone Entities would have to enter into certain agreements aimed at assuring the safe ongoing operation of the Bank. The OCC’s request was not a surprise: the OCC had on several prior occasions stated that it would require such a “source of strength” agreement from the Blackstone Entities. This requirement was entirely typical of the OCC’s requests to approve changes in control in analogous circumstances. In addition, ADS, as owner of the Bank, is already party to agreements similar to those proposed by the OCC. The current ADS agreements will no longer be acceptable to the OCC after the acquisition due to the highly leveraged capital structure that Blackstone has elected to use after the acquisition. The Blackstone Group, as one of the country’s largest and most sophisticated private equity groups, its affiliates, and their counsel of choice, Simpson Thacher & Bartlett LLP, knew or should have known at the time they negotiated the Agreement that the OCC would require a private equity group acquiring a bank through thinly-capitalized shell entities to provide such assurance for the Bank’s safe ongoing operation. Thus, the OCC’s requests were hardly unexpected, and could not credibly have come as a surprise to Blackstone.

10. Nonetheless, feigning surprise, Blackstone contended in its Notice that the OCC’s requests would represent operational and financial burdens that it does not want to assume. Notably, Blackstone did not claim, nor could it claim in good faith, that it could not implement such requests; rather, Blackstone simply claimed that it does not want to accede to such requests. Such unwillingness does not justify abandonment of either the Transaction itself or any of Blackstone’s obligations under the Agreement.

11. The Agreement requires that Blackstone exercise “reasonable best efforts” to obtain OCC approval of the change of control of the Bank. Here, rather than exercising reasonable best efforts, Blackstone decided to put forth no effort after receiving the OCC’s January 23 letter, and has failed to use reasonable best efforts to negotiate or otherwise attempt to reach a resolution and obtain the OCC’s approval. Further, in the Notice and subsequent communications to ADS, Blackstone has demonstrated its unwillingness to work with ADS to develop credible, alternative solutions designed to address the concerns of the OCC so that the Transaction can be completed; instead, Blackstone has made to ADS hollow offers to present the OCC with a $100 million offer that the OCC has clearly indicated would be insufficient, and which Blackstone called “counterproductive” only a day earlier.

12. Essentially, the OCC requested that the Blackstone Entities enter into certain agreements aimed at providing assurance that the Bank would operate safely. As part of these Agreements, the OCC requested that the Blackstone Entities provide a maximum of $400 million in financial support for the Bank’s capital and liquidity in the event ADS itself is unable to provide support. The Blackstone Entities are not being asked to simply give away or even to spend $400 million; rather, this money would be drawn upon only if both the Bank and ADS are unable to meet the Bank’s obligations once it is acquired by the two shell entities established by The Blackstone Group.

13. In violation of its covenants to use reasonable best efforts and to act in good faith to obtain OCC approval, Blackstone’s response was to tell ADS that it intended to pick up its marbles and go home. Since ADS disclosed Blackstone’s Notice to the public on Monday, January 28, 2008, Blackstone continues to make no reasonable best efforts, or act in good faith, to satisfy the OCC’s concern. Instead, Blackstone proposes to “re-submit” a proposal to the OCC that it admits is virtually certain to be rejected and could cause harm to the Bank’s relationship with the OCC. Additionally, under the circumstances of this Transaction, it is unreasonable, not reasonable best efforts, and not good faith for Blackstone to refuse to meet the financial support requirements communicated by the OCC in early January and confirmed in the OCC’s January 23 letter in order to close a $7.9 billion transaction. This is especially true when Blackstone knew or should have known before signing the Agreement that the OCC would require substantial financial support when a bank was being acquired by shell companies created solely for the purpose of consummating the merger that triggered the change in bank control. ADS believes that other conditions that Blackstone claims are too onerous likely would be open to further negotiation, but only once Blackstone agreed that an acceptable amount of financial support was committed, as the OCC’s historical approach in similar deals demonstrates. The OCC’s January 23 letter itself states that “The Blackstone Group and other notificants may propose modifications or alternatives to provisions in the [OCC’s draft] agreements, provided that the overall result of the measures is substantially the same as in the enclosed drafts.” These facts, together with the OCC’s demonstrated willingness to negotiate other terms, make it clear that the agreements requested by the OCC can be consummated, but that Blackstone has simply chosen not to consummate them as part of a business decision to effectively walk the deal.

14. Notably, in its Notice, Blackstone did not unequivocally state that it was repudiating or terminating the Agreement. Rather, it stated that it did not anticipate that the condition at issue, i.e., obtaining OCC approval of the Bank change in control, could be satisfied. The truth, however, is not that the condition cannot be satisfied; rather, Blackstone does not want the condition to be satisfied. It has failed to exercise reasonable best efforts—and failed to act in good faith—to obtain OCC approval, which it pledged to do in the covenants in the Agreement. Pursuant to the Agreement, ADS is entitled to specific performance requiring Blackstone to use reasonable best efforts to negotiate with the OCC, to provide the appropriate financial support for the Bank, and to otherwise obtain OCC approval.

15. Time is of the essence. The Agreement provides that it is terminable by any Party if the transaction does not close by April 17, 2008 (though a party cannot terminate on that ground if its own breach of the Agreement is the cause of any delay in closing). But, whether or not any party terminates on this ground, the obligation of Blackstone’s lending sources to provide financing expires on May 17, 2008, making closing the deal after April 17 more complicated and potentially more expensive.

THE PARTIES

16. Plaintiff Alliance Data Systems Corporation is a publicly-traded Delaware corporation whose stock is traded on the NYSE. ADS is a leading provider of marketing, loyalty and transaction services, managing over 120 million consumer relationships for some of North America’s most recognizable companies.

17. Defendant Aladdin Solutions, Inc. f/k/a Aladdin Holdco, Inc. is a Delaware corporation controlled by investment vehicles affiliated with The Blackstone Group, and created solely to effect a purchase of ADS. It is a party to the Agreement with ADS.

18. Defendant Aladdin Merger Sub, Inc. is a Delaware corporation and a wholly-owned subsidiary of Aladdin Solutions, Inc. f/k/a Aladdin Holdco, Inc., created as a vehicle to merge with and into ADS under Delaware law. It also is a party to the Agreement with ADS.

19. The Agreement states that any legal action arising out of or relating to the Agreement or the transactions contemplated therein shall be brought solely in this Court, and each party has consented to this Court’s jurisdiction.

BACKGROUND OF THE TRANSACTION

20. In October 2006, Lehman Brothers (“Lehman”) informed ADS management that it had received two unsolicited, informal inquiries regarding ADS’s interest in a potential strategic transaction. Senior management decided to investigate further in order to become fully informed about all options and alternatives. ADS engaged Banc of America Securities (“BoA”) and Lehman to assist in this process.

21. Subsequently, during November and early December 2006, BoA and Lehman each independently developed preliminary and illustrative lists of parties that they believed might be interested in a strategic transaction. Eventually, that list was narrowed to a targeted group of 14 parties, including seven strategic parties and seven financial parties, which included the private equity funds sponsored by The Blackstone Group.

22. These 14 parties were contacted by BoA and Lehman. Preliminary indications of interest were received, and in April 2007 due diligence was performed by one strategic party, The Blackstone Group, another financial party, and a consortium of three other financial parties. Following due diligence, ADS solicited another round of bids from these parties, and circulated a form merger agreement. Through the due diligence process and the negotiations between ADS and these parties, each party knew that ADS owned the Bank, a CEBA credit card bank that is a critical component of ADS’s retail services business unit and provides credit card services and that is not otherwise a full-service bank. Blackstone likewise knew that a change in ownership of the Bank through the acquisition of ADS would require certain regulatory approvals, including OCC approval. Blackstone also knew that ADS had entered into certain agreements at the request of the OCC during the course of owning the Bank, aimed at assuring the safe ongoing operation of the Bank.

23. Since Parent and Merger Sub were essentially shells and would be highly leveraged following the Transaction, Blackstone knew or should have known that the OCC would require that affiliates, such as the Blackstone Entities, provide financial support and assurance — just as ADS does — that the Bank would operate safely and not present an undue risk to the FDIC’s Deposit Insurance Fund. In fact, federal law states that the OCC may disapprove of a proposed acquisition if the financial condition of the acquiring entity or its future prospects are such that they might jeopardize the financial stability of the bank or prejudice the interests of the bank’s depositors. While Blackstone became aware of a potentially favorable change in control precedent after entering into the Agreement, Blackstone knew or should have known that, as a credit card bank, the OCC would likely impose more stringent requirements to approve a change in control than would be required for a trust bank.

24. After a lengthy solicitation, negotiation, and bidding process, Blackstone emerged with the best offer, which included a purchase price of $81.75 cash per share of ADS stock, and the parties executed the Agreement on May 17, 2007. Other documents that were executed contemporaneously include: (1) an equity commitment letter between Blackstone Capital and Parent wherein Blackstone Capital commits to purchase the equity of Parent for $1.8 billion; and (2) debt commitment letters between Merger Sub and a group of lenders wherein the lenders have committed to provide up to $6.6 billion in aggregate debt financing.

THE MERGER AGREEMENT

25. On May 17, 2007, ADS, Parent, and Merger Sub signed the Agreement. Pursuant to the Agreement, Merger Sub will merge with and into ADS, which will survive as a subsidiary of Parent, which is an affiliate of The Blackstone Group. Holders of ADS stock will receive $81.75 in cash per share.

26. Article 6 of the Agreement contains certain covenants among the parties. Section 6.5.1 includes a covenant by all parties to use “reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions provided for in this Agreement.” Specifically listed as requiring “reasonable best efforts” are all actions that are necessary to obtain any required regulatory approvals, including that required by the Change in Bank Control Act. Section 6.5.1 also requires each party to use “reasonable best efforts” to cause the satisfaction of all conditions set forth in Article 7 of the Agreement. Additionally, Section 6.5.1 also requires each party to defend against all regulatory or other proceedings challenging the Agreement or the consummation of any transaction contemplated by the Agreement, such as the Bank transfer. That duty extends to attempting to obtain the regulatory approval through the issuance of a final, non-appealable agency decision.

27. Article 7 of the Agreement contains certain conditions that must be satisfied or waived before the respective obligations of each party to effect the Merger arise. Among those conditions is that all regulatory approvals, including the OCC approval, be in full force and effect. Article 7 also states, however, that no party may rely on the failure to satisfy any condition in Article 7 if such failure was caused by that party’s failure to act in good faith to comply with the Agreement and consummate the transactions provided for therein.

Seeking OCC Approval and the Buyers’ Attempt to Force Re-Negotiation

28. Soon after executing the Merger Agreement, the parties filed the appropriate notice with the OCC under the federal Change in Bank Control Act. During subsequent months, the parties and the OCC had various contacts and meetings regarding the proposed change in control. The first few months of discussions with the OCC were focused on the OCC “getting to know” the deal and the parties and the continuing operations of the Bank. As detailed above, in November 2007, the OCC formally sought to determine what financial support the Blackstone entities would provide to the Bank after the acquisition. At that point, as a negotiating strategy, Blackstone presented the OCC with a “position paper” wherein it argued that a private equity firm like The Blackstone Group should not be required to provide any financial support as part of this transaction.

29. The OCC responded, claiming that Blackstone’s offer of zero financial support was unworkable. These continuing discussions culminated in the January 10, 2008 meeting wherein the OCC communicated its proposal for conditions under which it would not disapprove the change in Bank control, which included the Blackstone Entities providing $400 million in financial support. Blackstone countered by stating, verbally at this meeting, that the Blackstone Entities may be willing to provide $50 to $100 million in support, though that was never put in writing as an offer or proposal. Some negotiations ensued (but not over the amount of financial support), and the OCC stated that it would provide revised documents containing its package of requirements.

30. Subsequently, on January 25, Blackstone held a strategy meeting (ADS was not invited) to discuss the OCC’s proposals, with ADS fully expecting that Blackstone was going to emerge from that meeting with its proposal of how it intended to meet the OCC’s request for financial support. Instead, Blackstone telephoned ADS and sent the Notice after the close of trading on January 25 (a Friday), which falsely characterized the OCC’s January 23 letter as setting forth the OCC’s “final position.” Through the Notice, Blackstone surprised ADS with its self-serving anticipation that OCC approval could not be obtained, and for the first time communicated its wholesale unwillingness to negotiate on a credible or reasonable basis to obtain OCC approval. Blackstone also falsely claimed that the OCC was requiring an “unlimited” amount of financial support when, in fact, this condition was no longer part of the OCC’s proposal.

31. Over the weekend, ADS spoke to Blackstone’s Schorr, who made it abundantly clear that Blackstone was unwilling to meet the OCC’s financial support requirement, but that it was willing to negotiate a much different, much smaller deal with ADS (such as an investment or a financing, not the merger and acquisition contemplated by the Agreement). Blackstone also represented that it believed it would be futile and not in the best interest of ADS and the Bank — and that ADS and the Bank would, in fact, be harmed — if Blackstone “re-submitted” its original proposal (which, actually, had never been submitted in the first instance).

32. When the market opened on Monday, January 28, Blackstone leaked to the market that it was willing to “re-submit” its initial proposal to the OCC. Of course, this was the same proposal whose submission Blackstone had said just the day before would be futile, and may harm ADS and the Bank. The latest missive from Blackstone came on Tuesday, January 29, when Blackstone sent a letter to ADS stating that it would submit the $100 million proposal to the OCC, should ADS so desire. But Blackstone’s offer of an amount of financial support that it has acknowledged is futile and potentially harmful can hardly be considered “reasonable best efforts” or a “good faith” attempt to obtain OCC approval.

33. Blackstone’s unwillingness to propose reasonable alternatives to the OCC’s request for financial support comes despite the fact that the Agreement requires Blackstone to continue to seek OCC approval and negotiate with the OCC in good faith until the OCC reaches a final determination—something the OCC has not done. While Blackstone has publicly stated that it “has informed ADS that it stands ready to work with the company to consummate a transaction, including resubmitting its proposal to the OCC,” Blackstone’s offer to “resubmit” its proposal does not fulfill its covenant to use reasonable best efforts or its covenant to act in good faith. Rather, Blackstone has already communicated to ADS its purported belief that this proposal would be adverse to Blackstone and to ADS. Blackstone has further stated that it does not believe that resubmitting a proposal that is virtually certain to be rejected is in anyone’s best interest and has questioned whether it is in ADS’s interests to continue to propose to the OCC solutions that the OCC clearly has found to be unacceptable. In other words, Blackstone’s “offer” to “resubmit” a proposal—when it has no good faith belief that the offer will further negotiations or OCC approval—is really no offer at all, but merely an illusion that it is trying to fulfill its contractual covenants.

34. As stated in Article 7, Blackstone cannot rely on the failure to obtain OCC approval as a failure of a condition to consummate the Transaction unless it acted in good faith to use its reasonable best efforts to obtain such approval. As shown above, Blackstone has instead used the OCC’s request for additional information as a pretext to attempt to negotiate a better deal for itself, or to abandon the deal altogether. It is neither “reasonable best efforts” nor “good faith” to receive customary requests from the OCC for this sort of transaction, refuse to address — much less satisfy — the OCC’s core concerns regarding financial support for a bank under its jurisdiction, and then declare two days later that this condition cannot be satisfied.

35. With the deterioration in the credit market that developed after the Agreement was executed and a decline in ADS’s stock price as a result of uncertainty around Blackstone’s intent to close the Transaction, Blackstone undoubtedly realized that it would become less lucrative, and perhaps substantially less lucrative, for it to consummate the Transaction on the terms it originally agreed to. However, unlike some merger and acquisition contracts, the Agreement contains no financing condition; Blackstone was simply faced with the prospect of making less money than it had initially expected under the terms of the Agreement.

36. Rather than accept this change in market conditions as an undesirable or unlucky result of a bargained-for risk and fulfill its promises to ADS, Blackstone has seized upon the OCC letter as leverage in an attempt to negotiate a new transaction or to escape this transaction. After sending the Notice to ADS after the close of the market on January 25 stating that it believed a condition to closing was not likely to be satisfied—a notice that Blackstone knew ADS would be required to disclose to the market on Monday morning—Blackstone represented orally to ADS that it would not accept the OCC’s requirement as to financial support even if all other requirements communicated by the OCC on January 23 could be resolved to Blackstone’s satisfaction. In both the Notice and in this subsequent discussion, Blackstone told ADS that it would be willing to negotiate a different transaction, though such a negotiation would not include negotiating with the OCC or working with ADS to obtain approval of the Transaction if that meant the Blackstone Entities had to agree to provide more than $100 million of financial support, an amount Blackstone knew would be unacceptable to the OCC.

37. In fact, Blackstone has now stated that it is unwilling to accept the economic risk created by the OCC’s requests, though that risk was well known to all the parties when they entered into the Agreement. A party is not excused from using reasonable best efforts, or from acting in good faith to obtain a regulatory approval, when such approval can be obtained but the party is simply unwilling to do so because it makes its agreement more expensive or less beneficial than it had initially anticipated.

38. Blackstone was well aware that ADS would need to disclose the Notice. The effect on ADS’s share price was predictable: it fell by over 35% on the first trading day following the announcement of Blackstone’s actions (a loss of approximately $1.8 billion of ADS’s market capitalization). Certainly, Blackstone hoped that a lower share price would place increased pressure on ADS to re-negotiate the Agreement, and, as expected, Blackstone has leaked information to the market in an apparent attempt to re-negotiate or get out of the transaction. Despite Blackstone’s transparent attempts, ADS refuses to be bullied into re-cutting a deal that the parties entered into after full and fair negotiations.

Remedies

39. Article 9 of the Agreement sets forth the circumstances in which ADS is entitled to specific performance and/or injunctive relief. Those circumstances include Blackstone’s breach of the covenants set forth in Section 6.5, i.e., the covenants that require Blackstone to use its reasonable best efforts to obtain OCC approval of the Bank change in control and to otherwise use reasonable best efforts to consummate the Transaction.

COUNT I: SPECIFIC PERFORMANCE OR OTHER EQUITABLE RELIEF

40. ADS repeats and realleges each allegation set forth herein.

41. The Agreement is a valid contract. Blackstone executed it and is bound by its terms. ADS has substantially performed under the Agreement and remains ready, willing, and able to perform any remaining obligations. Blackstone is able to perform the remaining obligations under the Agreement. The balance of the equities favors the grant of specific performance or related equitable relief.

42. Blackstone has breached Section 6.5.1 of the Agreement. Under the express terms of the Agreement and under common law principles, ADS is entitled to an injunction or injunctions and/or specific performance to enforce Blackstone’s covenants under Section 6.5, including but not limited to Blackstone’s covenant to use reasonable best efforts to consummate the transactions contemplated by the Agreement (e.g., obtaining OCC approval of the change of Bank control). As Blackstone acknowledged in the Agreement, irreparable damage would occur in the event that the provisions of this Agreement were not performed or was otherwise breached. Where, as here, Blackstone acknowledges that specific performance or other equitable relief is a proper remedy, it cannot claim that the grant of such relief would be inequitable.

43. Plaintiff has no adequate remedy at law.

WHEREFORE, Plaintiff prays for judgment and relief as follows:

A.	An order of specific performance or other equitable relief requiring Blackstone to comply with its contractual covenants, including but not limited to using reasonable best efforts to obtain OCC approval of the change in Bank control and to otherwise consummate the Transaction and to act in good faith to cause all conditions to closing to be satisfied, and an injunction or injunctions to prevent breaches of the Agreement;

B.	An award of ADS’s costs and expenses of this action, including reasonable allowance for attorneys’ and experts’ fees, as provided for in the Agreement, and under common or statutory law; and

C.	The grant of such other and further relief as this Court may deem just and proper.

PRICKETT, JONES & ELLIOTT, P.A.

/s/ Paul A. Fioravanti, Jr.

James L. Holzman (#663)

Paul A. Fioravanti, Jr. (#3808)

Matthew P. D’Emilio (#4845)

1310 King Street

Wilmington, Delaware 19801

(302) 888-6500

Attorneys for Plaintiff

OF COUNSEL:

Mary L. O’Connor
Lisa S. Gallerano
AKIN GUMP STRAUSS HAUER & FELD LLP
1700 Pacific Avenue, Suite 4100
Dallas, TX 75201
(214) 969-2800

Dated: January 29, 2008